AGREEMENT, dated as of April 28, 1993, among BRUCE J. KLATSKY
("Klatsky"), LAWRENCE S. PHILLIPS ("Phillips") and PHILLIPS-VAN
HEUSEN CORPORATION (the "Company"), a Delaware corporation.


                      W I T N E S S E T H:


     WHEREAS, the parties hereto desire to provide for an orderly succession of the management of the Company;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Transition of Management. (a) Effective as of the Board of Directors meeting scheduled for June 1, 1993, but no later than June 2, 1993, Phillips shall resign as, and Phillips and the Company shall cause Klatsky to be appointed as, the Chief Executive Officer of the Company with all the duties, powers, rights, privileges, responsibilities, perquisites, emoluments and obligations customarily associated with and incident to such office (the "CEO Powers").

     (b) Effective as of June 7, 1994, (i) Phillips shall resign as, and Phillips and the Company shall cause Klatsky to be appointed as, the Chairman of the Board of Directors of the Company, with all the duties, powers, rights, privileges, responsibilities, perquisites, emoluments and obligations customarily associated with and incident to such office (the
"Chairman Powers," and together with the CEO Powers, the "Powers"), and (ii) Klatsky and the Company shall cause Phillips to be appointed as Honorary Chairman or, at Phillips' election, Chairman Emeritus of the Company.

     (c) On or prior to January 28, 1995, Phillips shall relocate his office and his assistant to facilities arranged and paid for by the Company other than in the principal offices maintained by the Company, and his office shall thereafter remain outside of such principal office. Such office and assistant shall be paid for by the Company.

     2. Special Severance Benefit. The Company hereby agrees that, among other things, any breach of the obligations to Klatsky under Section 1 of this Agreement shall, with respect to Klatsky, be a "Severance Event" under its Special Severance Benefit Plan (the "Plan"), thereby entitling Klatsky to the full benefits provided for in Section 5 thereof. The Plan is hereby amended by adding the following to the end of the definition of "Severance Event" appearing in Section 2 of the Plan:

          "In addition to the foregoing and not in limitation thereof, a Severance Event with respect to Bruce Klatsky shall mean (a) the failure of the directors of the Company duly to elect Mr. Klatsky as Chief Executive Officer or Chairman of the Board of the Company effective not later than June 2, 1993 and June 7, 1994, respectively, and to continue him in each of such positions so long as he is employed by the Company, (b) subsequent to any election or re-election as provided in the foregoing clause (a), the directors appoint an officer or hire an employee with authority equal or superior to the authority of Mr. Klatsky, (c) the failure of Lawrence S. Phillips to relocate his office on or prior to January 28, 1995 to facilities other than in the principal office maintained by the Company or the failure of Mr. Phillips thereafter to maintain his office outside of such principal office or (d) the failure of the Company to compensate Mr. Klatsky at a rate of at least $750,000 per year and maintain the other terms and conditions of his employment by the Company on no less than substantially the same basis as currently enjoyed by Mr. Klatsky in connection with his employment by the Company."

     3. Outstanding Options. The Company hereby amends all of the options heretofore granted to Klatsky to provide that the exercisability of all such options shall be accelerated, and all such options shall be exercisable in full, in the event of the occurrence of a "Severance Event" as defined in the Plan as the same is amended pursuant to Section 2 hereof.

     4. Contingent Bonus. To induce Klatsky to enter into this Agreement, the Company hereby agrees to pay Klatsky a bonus (the
"Contingent Bonus") of $3,000,000, on the date, and subject to the terms and conditions, provided for in this Section 4.

     (a) Subject to the provisions of Section 4(c), the Contingent Bonus shall be paid to Klatsky, without interest, on April 27, 1996 if Klatsky is employed by the Company on said date.

     (b) Subject to the provisions of Section 4(c), the Contingent Bonus shall be forfeited by Klatsky and shall not be paid in the event that the employment of Klatsky with the Company terminates prior to April 27, 1996.

     (c) Notwithstanding any other provisions of this Section 4, the Contingent Bonus will not be subject to forfeiture pursuant to
Section 4(b) and shall be paid promptly upon the termination of the employment of Klatsky with the Company, (i) in the event of the termination of his employment as a result of his death or his "disability" (as hereinafter defined) or Klatsky's employment with the Company is terminated by the Company without "cause" (as hereinafter defined), (ii) in the event that Klatsky terminates his

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employment with the Company following the occurrence of a
"Severance Event" as defined in the Plan as the same is amended pursuant to Section 2 hereof, or (iii) Klatsky terminates his employment with the Company by written notice to the Company (the "Termination Notice") as a result of his reasonable determination that Phillips and/or the Company have acted or failed to act in such a manner as to deny, limit or restrict to any significant extent Klatsky's CEO Powers, at any time commencing on June 2, 1993, or his Chairman Powers, at any time commencing on June 7, 1994, provided that prior to giving the Termination Notice, Klatsky has provided the Company with written notice of such determination (the "Determination Notice") and the Company shall have within ten days from receipt of such Determination Notice failed to cure the condition which Klatsky is claiming is the cause of his determination under this clause (iii).

     (d) For purposes of this Agreement, (i) "disability" shall mean the inability of Klatsky to perform the duties of the offices to which he has been appointed, as determined by an independent physician, due to any physical or psychological injury, illness or disease and (ii) the Company shall have "cause" to terminate Klatsky's employment only if (A) Klatsky shall engage in fraudulent activities materially injurious to the Company or (B) Klatsky shall be convicted of a felony under state or federal law.

     (e) In the event that Klatsky shall have given the Company a Determination Notice pursuant to clause (iii) of Section 4(c), Klatsky shall be entitled, prior to giving a Termination Notice, to submit the matter by written notice to the Company to an arbitrator appointed pursuant to Section 10 hereof to determine (i) whether Klatsky has the right, pursuant to said clause (iii), to terminate his employment and (ii) whether the Company has cured the condition of which Klatsky has complained. Klatsky shall not be under any obligation to give a Termination Notice or to terminate his employment notwithstanding the determination of the arbitrator or his giving of a Determination Notice.

     5. Special Bonus. To further induce Klatsky to enter into this Agreement, the Company hereby agrees to pay Klatsky a special bonus of $85,000 on or prior to June 2, 1993.

     6. Special Option. To further induce Klatsky to enter into this Agreement, the Company hereby grants to Klatsky an option under the Company's 1987 Stock Option Plan to purchase 100,000 shares of the Company's common stock, $1.00 par value.

     7. Continued Service by Phillips. Phillips shall continue to be employed by the Company in the following capacities during the dates indicated upon terms from time to time negotiated by Phillips and the Company which, for the five year period commencing June 7, 1994, shall not be less than the compensation (including in compensation all payments made to Phillips under any of the

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Company's pension plans) and, subject to Section 1(c), perquisites currently enjoyed by Phillips:

               Date                          Office

     April 27, 1993 to and including    Chairman and Chief
     June 1, 1993                       Executive Officer

     June 2, 1993 to and including      Chairman
     June 6, 1994

     June 7, 1994 and thereafter        Honorary Chairman or, at
                                        Phillips' election,
                                        Chairman Emeritus
                                        and consultant
                                        to the Chairman

     8. Representation and Warranty. Klatsky hereby represents and warrants to the Company and Phillips that he has not entered into any agreement or understanding with Crystal Brands, Inc. to become employed by or provide any services to such company.

     9. Indemnification. The Company hereby agrees to indemnify and hold Klatsky harmless from any loss, cost, expense, damage or liability suffered or incurred by reason of Klatsky's breach of any alleged agreement to become employed by or provide services to Crystal Brands, Inc. or his refusal to sign any such written agreement. If any event shall occur which may result in indemni-fication hereunder, Klatsky shall give the Company prompt written notice thereof. The Company shall, upon written notice to Klatsky within 10 days of the Company's receipt of written notice from Klatsky as herein provided, have the right at its expense to control and assume the defense of the matter giving rise to indemnification hereunder and to compromise or settle any such matter. In the event that the Company shall fail to control and assume the defense of any such matter, the Company shall pay all costs and expenses (including reasonable attorneys' fees and costs) incurred by Klatsky in connection with the defense of such matter.

     10. Arbitration. Any determination requested by Klatsky pursuant to Section 4(e) hereof and any dispute with respect to Klatsky's exercise of his rights pursuant to Section 4(c)(iii) hereof shall be determined by arbitration pursuant to the rules of the American Arbitration Association (the "AAA"). Such arbitration shall be conducted on an expedited basis in the City of New York by one arbitrator appointed pursuant to the rules of the AAA. Any award or decision made by such arbitrator shall be final and binding on the parties hereto and may be entered in any court having jurisdiction thereof. The Company shall pay or promptly reimburse Klatsky for all fees and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by

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Klatsky in connection with such arbitration unless it is determined that Klatsky acted in bad faith in seeking or contesting such arbitration. The Company shall be responsible for all of its own fees and expenses incurred in connection with any such arbitration.

     11. Expenses of Enforcement. The Company shall pay, or reimburse Klatsky for, the expenses of his counsel in connection with the enforcement of any of the provisions of this Agreement, unless it is determined that Klatsky brought such action in bad faith.

     12. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without reference to the conflicts of law provisions thereof.

     13. Understanding of Parties; No Waiver. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to the subject matter hereof. No waiver shall be deemed to be made by any of the parties to any of its rights hereunder unless that waiver shall be in a writing signed by the waiving party and any such waiver shall only be effective to the extent set forth therein.

     14. Captions. The captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     15. Notices. All notices and communications hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, addressed to the party for whom or for which intended, in the case of the Company, to its then principal office, or at such other address of which the Company shall have given notice to the other parties hereto in the manner herein pro-vided, and in the case of each of Klatsky and Phillips, at his respective residence address as set forth in the records of the Company or at such other address of which he shall have given notice to the other parties hereto in the manner herein provided, with a copy of all such notices and communications to be given concurrently to Rosenman & Colin, 575 Madison Avenue, New York, New York 10022, Attention: Edward H. Cohen, Esq. and Ruskin, Moscou, Evans & Faltischek, P.C., 170 Old Country Road, Mineola, New York 11501, Attention: Raymond S. Evans, Esq.

     16. Further Assurances. Each of the parties hereto shall execute and deliver to the others such additional documents and shall take such further actions as may be reasonably requested to carry out the transactions contemplated by this Agreement, including, without limitation, the giving of notice by the Company to the participants in the Plan of the amendment to such Plan

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effected by Section 2 hereof.  If the Plan is terminated or is amended so as to adversely affect the rights of Klatsky thereunder by reason of the amendments effected by Section 2 hereof, the Company agrees to enter into an agreement reasonably satisfactory to Klatsky which shall provide Klatsky with the rights to which he is entitled under the Plan by reason of the amendments effected by
Section 2 hereof, but the Company shall not be required to enter into an agreement which would provide Klatsky with any rights to which he was entitled under the Plan without regard to the amendments effected by Section 2 hereof.

     17. Severability. In the event that any provision of this Agreement shall be declared invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions of this Agreement, it being hereby agreed that such provisions are severable and that this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

     18. Successors and Assigns. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the company and its successors and assigns and each of Klatsky and Phillips and their respective heirs, legal representatives, successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.



                                   ______________________________
                                          Bruce J. Klatsky


                                   ______________________________
                                        Lawrence S. Phillips


                                   PHILLIPS-VAN HEUSEN CORPORATION


                                   By___________________________










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